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                                                                     Exhibit 3.3

                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            TRITON PCS HOLDINGS, INC.

      TRITON PCS HOLDINGS, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

DOES HEREBY CERTIFY:

      FIRST: Pursuant to a Unanimous Written Consent of the Board of Directors of the Corporation, resolutions were duly adopted in accordance with Section 242 of the DGCL setting forth proposed amendments of the Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and recommending that the stockholders of the Corporation consider such resolutions. The resolutions setting forth the proposed amendments are as follows:

            "RESOLVED, that the Restated Certificate of Incorporation of the Corporation be amended by changing Section 4.3(d)(iii) thereof so that, as amended, said Section shall be and read as follows:

                  (iii) So long as the Initial Holder owns at least two-thirds
            (2/3) of the number of shares of Series A Preferred Stock owned by it on the date hereof, holders of shares of Series A Preferred Stock shall have the exclusive right, voting separately as a single class, to nominate one director of the Corporation. The foregoing right to nominate one director may be exercised at any annual meeting of stockholders or a special meeting of stockholders or holders of Series A Preferred Stock held for such purpose or any adjournment thereof, or by the written consent, delivered to the Secretary of the Corporation, of the holders of a majority of the issued and outstanding shares of Series A Preferred Stock. Notwithstanding the foregoing, the Initial Holder shall have the right, exercisable at any time by written notice delivered to the Secretary of the Corporation, to surrender and cancel irrevocably such right to nominate one director of the Corporation."

      and
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            "RESOLVED, that the Restated Certificate of Incorporation of the
      Corporation be amended by changing Section 4.4 thereof so that, as amended, said Section shall be and read as follows:

            4.4 Powers, Preferences and Rights of the Series B Preferred Stock. The Series B Preferred Stock shall rank on a parity with the Series A Preferred Stock, and the powers, preferences and rights of the Series B Preferred Stock, and the qualifications, limitations, and restrictions thereof, shall be identical to those of the Series A Preferred Stock, except that (a) shares of Series B Preferred Stock shall not be, pursuant to the terms of Section 4.3(i) or otherwise, convertible into shares of Common Stock or any other security issued by the Corporation, (b) the Corporation may redeem shares of Series B Preferred Stock in accordance with the terms of Section 4.3(e) at any time without regard to whether the redemption date is before, on or after the date referred to in Section 4.3(e)(i), (c) shares of Series B Preferred Stock may be issued by the Corporation in accordance with the terms of Section 4.8, (d) holders of Series B Preferred Stock shall not, pursuant to Section 4.3(d) or otherwise, have the right to nominate any directors of the Corporation and (e) the words "Series B Preferred Stock" and "Series A Preferred Stock" shall be substituted for all references in Section 4.3 to Series A Preferred Stock and Series B Preferred Stock, respectively."

      SECOND: Pursuant to a Consent of the Stockholders of the Corporation, such amendments were duly adopted in accordance with Section 228 of the DGCL.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by a duly authorized officer, this 28th day of May, 1999.

                                      TRITON PCS HOLDINGS, INC.


                                      By: /s/ David D. Clark
                                         -------------------------------------
                                         David D. Clark, Senior Vice President